EXHIBIT 10.29

RITA MEDICAL SYSTEMS, INC.

SEPARATION AGREEMENT AND MUTUAL RELEASE

This Separation Agreement and Mutual Release (“Agreement”) is made by and between RITA Medical Systems, Inc., a Delaware corporation (the “Company”), and Daniel Balbierz (“Mr. Balbierz” or “Employee”).

WHEREAS, Mr. Balbierz is employed by the Company pursuant to the terms of an offer letter dated March 19,1998, as amended on April 17, 2002, (the “Offer Letter”); and

WHEREAS, the Company and Mr. Balbierz have mutually agreed to terminate the existing employment relationship, to release each other from any claims arising from or related to the employment relationship and to enter into a consulting relationship.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Mr. Balbierz (collectively referred to as the “Parties”) hereby agree as follows:

1.    Termination of Employment.    Mr. Balbierz and the Company acknowledge and agree that Mr. Balbierz shall voluntarily terminate his employment as Vice President, Research and Development, with the Company effective at the close of business on August 16, 2002 (the “Termination Date”).

2.    Separation Benefits.    In consideration for the release of claims set forth below and other obligations under this Agreement, and provided this Agreement is signed by Mr. Balbierz and not revoked under Section 7 herein, the Company agrees to provide the following separation benefits to Mr. Balbierz:

        (a)    The Company shall pay as severance to Mr. Balbierz a lump sum payment equal to $39,700.00. The severance payment shall be reduced by applicable tax withholding and shall be paid on the first regular payroll date following the Effective Date of this Agreement (as defined in Section 19 below); and

        (b)    The Company agrees to retain Mr. Balbierz as a consultant for the period from the Termination Date through the end of the trial in the Company’s patent litigation with RadioTherapeutics Corporation (now owned by Boston Scientific Corporation), which litigation commenced in August 2001 (the “Consulting Period”), to perform such services as may reasonably be requested in writing by the Company, including, without limitation, the provision of testimony and general advice and consulting to the Company with regard to patent matters. Mr. Balbierz agrees to make himself reasonably available to provide the requested services during the Consulting Period. Beginning on February 17, 2003, the Company shall pay Mr. Balbierz $175.00 for each hour of consulting services provided to the Company. Mr. Balbierz shall receive no other compensation for such services.

3.    Employee Benefits.

        (a)    On or before the Termination Date, the Company shall reimburse Mr. Balbierz for all reasonable business expenses incurred by Mr. Balbierz up until the Termination Date and submitted for reimbursement in accordance with Company policy. Any expenses incurred by Mr. Balbierz during the Consulting Period shall be reimbursed in accordance with Company policy.

                (b)    Except as otherwise provided above, Mr. Balbierz shall not be entitled to participate in any of the Company’s benefit plans or programs offered to employees of the Company after the Termination Date.

4.    Stock Options.

        (b)    Stock Option.    As of the Termination Date, Mr. Balbierz has been granted a total of 190,700 options to purchase shares of Company Common Stock (“Options”) 122,102 of which are vested and exercisable and 18,000 of which have been exercised and 12,624 shares of Restricted Common Stock (“Restricted Stock”) 6,312 of which are no longer subject to a Company repurchase option. The Options and Restricted Stock are subject to the terms of the Company’s 1994 Incentive Stock Plan and 2000 Stock Plan and the related option or restricted stock agreements. Notwithstanding any terms set forth in the option or restricted stock purchase agreements to the contrary, the Company and Mr. Balbierz have agreed that any unvested options and restricted stock held by Mr. Balbierz on the Termination Date shall continue to vest for a period of six(6) months following the Termination Date.

Except as set forth in this Agreement, Mr. Balbierz acknowledges that as of the Termination Date, Mr. Balbierz has no right, title or interest in or to any shares of the Company’s capital stock, or any other agreement (oral or written) or plan with the Company.

5.    No Other Payments Due.    Mr. Balbierz and the Company agree that the Company shall pay to Mr. Balbierz on or before the Termination Date, his accrued salary, accrued vacation and other sums as are due to Mr. Balbierz through such date. By executing this Agreement, Mr. Balbierz hereby acknowledges receipt of all such payments as received and acknowledges that, in light of the payment by the Company of all wages due to Mr. Balbierz, California Labor Code Section 206.5 is not applicable to the Parties hereto. That section provides in pertinent part as follows:

No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

6.    Release of Claims.    In consideration for the obligations of both parties set forth in this Agreement, Mr. Balbierz and the Company, on behalf of themselves, and their respective heirs, executors, officers, directors, employees, investors, stockholders, administrators and assigns, hereby fully and forever release each other and their respective heirs, executors, officers, directors, employees, investors, stockholders, administrators, predecessor and successor corporations and assigns, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the date of this Agreement including, without limitation:

        (a)    any and all claims relating to or arising from Mr. Balbierz’s employment relationship with the Company and the termination of that relationship;

        (b)    any and all claims relating to, or arising from, Mr. Balbierz’s right to purchase, or actual purchase of shares of stock of the Company;

        (c)    any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied, negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; negligence; and defamation;

        (d)    any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, and the California Fair Employment and Housing Act;

        (e)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

        (f)    any and all claims for attorneys’ fees and costs.

The Company and Mr. Balbierz agree that the release set forth in this Section 6 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred or specified under this Agreement.

7.    Acknowledgment of Waiver of Claims under ADEA.    Mr. Balbierz acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Mr. Balbierz and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Mr. Balbierz acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Mr. Balbierz was already entitled. Mr. Balbierz further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke the Agreement (the “Revocation Period”). This Agreement shall not be effective until the Revocation Period has expired.

8.    Civil Code Section 1542.    The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. Mr. Balbierz and the Company acknowledge that they are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH  THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN  HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE,  WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY  AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Mr. Balbierz and the Company, being aware of said Code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

9.    Employee Covenants.

        (a)    General.    Mr. Balbierz agrees that for all periods described in this Agreement, he shall continue to conduct himself in a professional manner that is supportive of the business of the Company.

        (b)    Confidentiality.    Mr. Balbierz and the Company agree to maintain in strict confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Settlement Information”) and each Party further agrees to take every reasonable precaution to prevent disclosure of any Settlement

Information to any person or entity, other than Mr. Balbierz’s spouse, family members, tax and legal advisors and the Company’s accounting and legal advisors, unless otherwise required to disclose such information by law or by a governmental entity.

        (c)    Nondisclosure.    Mr. Balbierz represents and warrants that he has not breached his obligations to the Company under the terms of the Confidential Information and Invention Assignment Agreement entered into between Mr. Balbierz and the Company on March 25, 1998 (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit A. Mr. Balbierz understands and agrees that his obligations to the Company under the Confidentiality Agreement survive the termination of his relationship with the Company under this Agreement; provided, however, that the Company and Mr. Balbierz hereby agree that Section 4(b) of the Confidentiality Agreement shall be amended as provided below:

“Assignment of Inventions.    I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, which use radiofrequency energy to treat solid cancerous or benign tumors, during the period of time in which I am employed by or a consultant of the Company (collectively referred to as “Inventions”), except as provided in Section 4(e) below. I further acknowledge that all Inventions which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary (if I am an employee) or by such amounts paid to me under any applicable consulting agreement or consulting arrangements (if I am a consultant), unless regulated otherwise by the mandatory law of the state of California.”

10.    Non-Disparagement.    Each Party agrees to refrain from any disparagement, defamation, slander of the other, or tortious interference with the contracts and relationships of the other.

11.    Employment References.    The Company and Mr. Balbierz agree that upon request for references from prospective future employers, the Company shall direct all such inquiries to its Human Resources Department who shall then provide information only with respect to Mr. Balbierz’s length of employment and last position held with the Company.

12.    Authority.    The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Mr. Balbierz represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through his to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

13.    No Representations.    Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

14.    Severability.    In the event that any provision hereof becomes or is declared by a court or other tribunal of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

15.    Arbitration.    The Parties shall attempt to settle all disputes arising in connection with this Agreement through good faith consultation. In the event no agreement can be reached on such dispute within fifteen (15) days after notification in writing by either Party to the other concerning such dispute, the dispute shall be settled by binding arbitration to be conducted in Alameda County before the American Arbitration Association under its California Employment Dispute Resolution Rules, or by a judge to be mutually agreed upon. The arbitration decision shall be final, conclusive and binding on both Parties and any arbitration award or decision may be entered in any court having jurisdiction. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties further agree that the prevailing Party in any such proceeding shall be awarded reasonable attorneys’ fees and costs. This Section 15 shall not apply to the Confidentiality Agreement. The parties hereby waive any rights they may have to trial by jury in regard to arbitrable claims.

16.    Entire Agreement.    This Agreement, with the exhibit attached hereto, represents the entire agreement and understanding between the Company and Mr. Balbierz concerning Mr. Balbierz’s separation from the Company, and supersede and replace any and all prior agreements and understandings concerning Mr. Balbierz’s relationship with the Company and his compensation by the Company.

17.    No Oral Modification.    This Agreement may only be amended in writing signed by Mr. Balbierz and the Company.

18.    Governing Law.    This Agreement shall be governed by the laws of the State of California, without regard to its conflicts of law provisions.

19.    Effective Date.    This Agreement is effective upon the expiration of the Revocation Period described in Section 7 and such date is referred to herein as the “Effective Date.”

20.    Counterparts.    This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

21.    Assignment.    This Agreement may not be assigned by Mr. Balbierz or the Company without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement may be assigned by the Company to a corporation controlling, controlled by or under common control with the Company without the consent of Mr. Balbierz.

22.    Breach of the Agreement.    Mr. Balbierz acknowledges that upon his breach of this Agreement or the Confidentiality Agreement, the Company would sustain irreparable harm from such breach, and, therefore, Mr. Balbierz agrees that in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to obtain equitable relief, including specific performance and injunctions, restraining his from committing or continuing any such violation of the Agreement or the Confidentiality Agreement. Mr. Balbierz acknowledges and agrees that upon his material or intentional breach of any of the provisions of the Agreement (including Section 9) or the Confidentiality Agreement, in addition to any other remedies the Company may have under this Agreement or otherwise, the Company’s obligations to provide benefits to Employee, as described in this Agreement, including without limitation those benefits provided in Sections 2, 3 and 4 shall immediately terminate.

23.    Voluntary Execution of Agreement.    This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

        (a)    they have read this Agreement;

        (b)    they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

        (c)    they understand the terms and consequences of this Agreement and of the releases it contains; and

        (d)    they are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Separation Agreement and Mutual Release on the respective dates set forth below.

RITA MEDICAL SYSTEMS, INC.

Dated as of July 30, 2002	By:	/s/ BARRY CHESKIN
	Title:	President and Chief Executive Officer

DANIEL BALBIERZ, an individual
Dated as of July 30, 2002	/s/ DANIEL BALBIERZ

EXHIBIT A

CONFIDENTIALITY AGREEMENT